Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Cogent Biosciences, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Carry Forward Securities

Carry Forward Securities	Equity	Common stock, $0.001 par value per share	415(a)(6)			$50,000.00 (2)			S-3	333-264773	5/24/2022	$4,635.00

	Total Offering Amounts					$50,000.00		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)
Pursuant to Rule 415(a)(6) under the Securities Act, securities with a maximum aggregate price of $50,000.00 registered hereunder are unsold securities (the “Unsold Securities”) previously covered by the registrant’s registration statement on Form
S-3
(File
No. 333-264773)
which was initially filed with the Securities and Exchange Commission on May 6, 2022 and became effective on May 24, 2022 (the “Prior Registration Statement”), and are hereby included in the registrant’s Registration Statement on Form
S-3ASR
(File
No. 333-269707),
which was filed and became effective on February 10, 2023 (the “Registration Statement”). The registrant paid a filing fee of $4,635.00 (calculated at the filing fee rate in effect at the time of the filing of the Prior Registration Statement) relating to the Unsold Securities under the Prior Registration Statement. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of Unsold Securities under the Prior Registration Statement will be deemed terminated as of the date of effectiveness of this prospectus supplement to the Registration Statement.